Exhibit 10.39
February 27, 2009
Mr. Mark T. Detillion
7337 48th Ave. NE
Seattle, WA 98115
Dear Mark,
We are pleased to offer you the position of Chief Financial Officer of Ambassadors International, Inc. Your employment will begin on a mutually determined date on or before April 1, 2009, subject to your acceptance of our employment offer.
Our compensation package is as follows:
•	Paid cell phone reimbursement per company policy;

•	Compensation: Annual salary of $200,000 ($8,333.34 semi-monthly, payable on the 5th and 20th of each month);

•	Incentive Plan: To be determined by the Compensation Committee of the Board of Directors (short term and long term);

•	Severance payable equal to four (4) months base salary upon termination for any reason other than for an illegal act;

•	Comprehensive health insurance package: Medical, Dental, Vision, Life, Flexible Spending; Eligibility begins the first of the month following 30 days of employment and deductions are pre-tax. Will be reimbursed for any COBRA payments made before benefits are applicable at Ambassadors’;

•	401(k) Package: Includes up to $500 Matching Contribution by the company. Employees are eligible to participate the first of the month after 90 days of employment. Also a pre-tax deduction;

•	Paid Time Off (PTO): The accrual rate for all eligible full-time employees begins after 30 days of employment and the accrual rate is 11.34 hours per month, 136 hours annually;

•	Holiday Pay: Per company schedule for each year, 8 paid Holidays in 2009;

•	Other benefits as described in the Company’s Employee Handbook

•	Paid parking
Your employment will be on an “at will” basis, which means that either you or the Company may terminate the employment relationship at any time and for any reason whatsoever, with or without cause. It is further understood that neither you nor the Company have made any promise that the length of employment will be for any minimum or specific period of time.

We look forward to having you join the team at Ambassadors International, Inc.
Please contact me should you have any additional questions.
Best regards,
/s/ Diane Moore

Diane Moore
President
Windstar Cruises
Accepted by:

/s/ Mark T. Detillion Mark T. Detillion	2/28/2009 Date